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                                                                    Exhibit 16.1
[KPMG Logo appears here]

            KPMG Polska Sp. z o.o.

            ul. Chlodna 51, XVI p.     Telefon:              Telefax:
            00-867 Warszawa             +48 (22) 528 1100     +48 (22) 528 1009



Securities and Exchange Commission
Washington, D.C. 20549

November 12, 2003


Ladies and Gentlemen:

We were previously principal accountants for Euronet Worldwide, Inc. and subsidiaries and, under the date of February 7, 2003, except Note 29 which is dated February 19, 2003, we reported on the consolidated financial statements of Euronet Worldwide, Inc. as of and for the years ended December 31, 2002 and 2001. On November 12, 2003, our appointment as principal accountants was terminated. We have read Euronet Worldwide, Inc.'s statements included under
Item 4 of its Form 8-K dated November 12, 2003, and we agree with such statements.

Very truly yours,


/s/ KPMG Polska Sp. z o.o.

Warsaw, Poland
November 12, 2003